Exhibit 10.1

REINSTATEMENT OF LICENSE AGREEMENT BETWEEN VG LIFE SCIENCES, INC., AND SCOTT & WHITE HEALTHCARE

This is a reinstatement of the license agreement between VG Life Sciences, Inc. ("LICENSEE'') and Scott & White Healthcare ("S&W”) dated July 18, 2013 (the “Agreement"), as amended by a first amendment to the Agreement (“Amendment No. 1”) dated September 9, 2014, under which the Agreement was amended to include additional technology and new terms to the license (the Agreement, together with Amendment No. 1, the “Amended Agreement”). LICENSEE and S&W are each individually a "Party" and collectively "the Parties."

WHEREAS, in consideration for entering into the Amendment No. 1, the LICENSEE was obligated to pay an additional fee of twenty-five thousand dollars ($25,000.00) to S&W no later than January 1, 2015 (the “Amendment License Fee”).

WHEREAS, LICENSEE, under the Amendment No. 1, was obligated to pay an Minimum Annual Consideration of twenty thousand dollars ($20,000) to S&W due January 1, 2015 (the “2014 Minimum Consideration”).

WHEREAS, LICENSEE failed to pay both the Amendment License Fee and the 2014 Minimum Consideration by January 1, 2015.

WHEREAS, in accordance with the terms of Amendment No. 1, the Amended Agreement automatically terminated upon LICENSEE’s failure to pay the Amendment License Fee by January 1, 2015.

WHEREAS, LICENSEE now wishes to have the Amended Agreement reinstated, and to pay all the outstanding fees due to S&W.

WHEREAS, S&W is willing to accept the late payments for the Amendment License Fee and the 2014 Minimum Consideration (collectively, “Late Payments”) to reinstate the Amended Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

A. Except to the extent specifically provided for in this Reinstatement, all capitalized terms used in this Reinstatement shall have the meanings given thereto in the Amended Agreement.

B. The Parties agree that, upon execution of this Reinstatement by both Parties, the Amended Agreement shall be reinstated in its entirety, the reinstatement being effective as of January 1, 2015 (the “Reinstatement Date”). All terms of the Amended Agreement shall be in full force and effect as of the Reinstatement Date. Following execution of this Reinstatement by both Parties and LICENSEE’s submission of an annual diligence report to S&W in accordance with Section 5.2(b) of the Amended Agreement, both Parties shall be deemed to be in compliance with the terms of the Amended Agreement

C. In consideration for the agreement to reinstate the Amended Agreement, LICENSEE shall pay S&W all Late Payments, in the amount of forty-five thousand dollars ($45,000), upon execution of this Reinstatement and in no event later than June 15, 2015 (the “Late Payment Date”).

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D. In the event S&W does not receive all Late Payments, in the amount of forty-five thousand dollars ($45,000) and an annual diligence report in accordance with Section 5.2(b) of the Amended Agreement, by June 15, 2015, the Amended Agreement shall automatically terminate on June 15, 2015, with no further notice required from S&W, and all rights granted to LICENSEE under the Amended Agreement shall revert to S&W.

E. This Reinstatement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, LICENSEE and S&W have entered into the Reinstatement, effective as of January 1, 2015.

SCOTT & WHITE HEALTHCARE	VG LIFE SCIENCES, INC.

By: /s/ Patricia M. Currie	By: /s/ John P. Tynan
Name: Patricia M. Currie	Name: John P. Tynan

Title: President/Chief Operating Officer	Title: President & CEO

Date: 5/21/15	Date: 5/21/2015

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